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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                  SCHEDULE TO
                                  (RULE 13e-4)

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            TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

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                               CIRRUS LOGIC, INC.
                       (Name of Subject Company (Issuer))

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                               CIRRUS LOGIC, INC.
                        (Name of Filing Person (Offeror))

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    Options under the Cirrus Logic, Inc. 1996 Stock Plan, the ShareWave, Inc.
     1996 Flexible Stock Incentive Plan, the Stream Machine 2001 Stock Plan
         and the Cirrus Logic, Inc. 2002 Stock Option Plan to Purchase
                    Common Stock, Par Value $0.001 Per Share

                         (Title of Class of Securities)

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                                   172755 10 0
                      (CUSIP Number of Class of Securities)
                            (Underlying Common Stock)

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                                Steven D. Overly
                 Senior Vice President, Chief Financial Officer,
                          General Counsel and Secretary
                               Cirrus Logic, Inc.
                                2901 Via Fortuna
                               Austin, Texas 78746
                                 (512) 851-4000

   (Name, address and telephone number of person authorized to receive notices and communications on behalf of filing person)

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                                    Copy to:

                            Maureen S. Brundage, Esq.
                                White & Case LLP
                           1155 Avenue of the Americas
                            New York, New York 10036
                                 (212) 819-8200

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Calculation of Filing Fee

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       Transaction Valuation*                    Amount of Filing Fee
-------------------------------------- -----------------------------------------
           $13,514,106                               $1,243.29
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*    Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 8,190,115 shares of common stock of Cirrus Logic, Inc. having an aggregate value of $13,514,106 as of November 19, 2002 will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $92.00 per $1,000,000 of the value of the transaction.

[   ]     Check box if any part of the fee is offset as provided by Rule
          0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

               Amount Previously Paid:             Not applicable.
               Form or Registration Number:        Not applicable.
               Filing party:                       Not applicable.
               Date filed:                         Not applicable.

[   ]     Check the box if the filing relates solely to preliminary
          communications made before the commencement of a tender offer. Check the appropriate boxes below to designate any transactions to which the statement relates:

               [   ] third party tender offer subject to Rule 14d-1.
               [ X ] issuer tender offer subject to Rule 13e-4.
               [   ] going-private transaction subject to Rule 13e-3.
               [   ] amendment to Schedule 13D under Rule 13d-2.

          Check the following box if the filing is a final amendment reporting the results of the tender offer. [ ]

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     The filing of this Schedule TO shall not be construed as an admission by
Cirrus Logic, Inc. that the Offer (as defined below) constitutes an issuer tender offer for purposes of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

Item 1.     Summary Term Sheet.

     The information set forth under "Summary Term Sheet" in the Offer to Exchange, dated November 20, 2002 (the "Offer to Exchange"), attached hereto as Exhibit (a)(1), is incorporated herein by reference.

Item 2.     Subject Company Information.

     (a) The name of the issuer is Cirrus Logic, Inc., a Delaware corporation (the "Company"), the address of its principal executive offices is 2901 Via Fortuna, Austin, Texas 78746, and its telephone number is (512) 851-4000. The information set forth in the Offer to Exchange under Section 11 ("Information Concerning Cirrus Logic") is incorporated herein by reference.

     (b) This Tender Offer Statement on Schedule TO relates to an offer by the Company to exchange all options held by current employees to purchase shares of common stock of the Company, par value $0.001, that are currently outstanding under any of the following stock option plans and arrangements (the "Options") (all such plans, arrangements and assumptions are sometimes hereinafter referred to collectively as the "Option Plans"):

          (1) the Cirrus Logic, Inc. 1996 Stock Plan (as the same may have been amended, supplemented and/or modified from time to time);

          (2) the ShareWave, Inc. 1996 Flexible Stock Incentive Plan that we assumed in connection with our acquisition of ShareWave, Inc. (as the same may have been amended, supplemented and/or modified from time to time);

          (3) the Stream Machine Company 2001 Stock Plan that we assumed in connection with our acquisition of Stream Machine Company (as the same may have been amended, supplemented and/or modified from time to time); and

          (4) the Cirrus Logic, Inc. 2002 Stock Option Plan (as the same may have been amended, supplemented and/or modified from time to time)

for new options (the "New Options") to purchase the Company's common stock, upon the terms and subject to the conditions described in the Offer to Exchange and the related Letter of Transmittal attached hereto as Exhibit (a)(2) (the "Letter of Transmittal") and, together with the Offer to Exchange, as they may be amended, modified and/or supplemented from time to time, the "Offer".

     The number of shares of common stock subject to each New Option will be equal to the number of shares of common stock subject to the tendered Option that is accepted in exchange for that New Option multiplied by three-fourths (0.75), as adjusted for any stock split, combination or similar event occurring prior to the grant date of the New Options. The information set forth in the Offer to Exchange on the introductory pages and under "Summary Term Sheet,"
Section 1 ("Number of Options; Expiration Date"), Section 3 ("Status of Options Not Exchanged; Declining this Offer"), Section 6 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 9 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference.

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

     (c) The information set forth in the Offer to Exchange under Section 8 ("Price Range of Common Stock Underlying the Options") is incorporated herein by reference.

Item 3.     Identity and Background of Filing Person.

     (a) The Company is the filing person. The information set forth under Item 2(a) above is incorporated herein by reference. The information set forth in
Schedule I to the Offer to Exchange is incorporated herein by reference.

Item 4.     Terms of the Transaction.

     (a) The information set forth in the Offer to Exchange on the introductory pages and under "Summary Term Sheet," Section 1 ("Number of Options; Expiration Date"), Section 3 ("Status of Options Not Exchanged; Declining this Offer"),
Section 4 ("Procedures for Tendering Options"), Section 5 ("Withdrawal Rights"),
Section 6 ("Acceptance of Options for Exchange and Issuance of New Options"),
Section 7 ("Conditions of this Offer"), Section 9 ("Source and Amount of Consideration; Terms of New Options"), Section 10 ("New Options will Differ from Tendered Options"), Section 13 ("Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer"), Section 14 ("Legal Matters; Regulatory Approvals"), Section 15 ("Material U.S. Federal Income Tax Consequences of this Offer"), Section 16 ("Material Consequences for Employees Who Are Residents of the People's Republic of China, Hong Kong, the United Kingdom, Germany, India, Japan, South Korea, Singapore, Taiwan and France"), Section 17 ("Extension of Offer; Termination; Amendment") and Section 20 ("Miscellaneous") is incorporated herein by reference.

     (b) The information set forth in the Offer to Exchange under Section 12 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

Item 5.     Past Contacts, Transaction and Plans or Proposals.

     (e) The information set forth in the Offer to Exchange under Section 12 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference. Exhibits (d)(1) through
(d)(8) and (d)(10) through (d)(14) are incorporated herein by reference.

Item 6.     Purposes of the Transaction and Plans or Proposals.

     (a) The information set forth in the Offer to Exchange under Section 2 ("Purpose of this Offer") is incorporated herein by reference.

     (b) The information set forth in the Offer to Exchange under Section 6 ("Acceptance of Options for Exchange and Issuance of New Options") and Section 13 ("Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer") is incorporated herein by reference.

     (c) The information set forth in the Offer to Exchange under Section 2 ("Purpose of this Offer") is incorporated herein by reference.

Item 7.     Source and Amount of Funds or Other Consideration.

     (a) The information set forth in the Offer to Exchange under Section 9 ("Source and Amount of Consideration; Terms of New Options") and Section 18 ("Fees and Expenses") is incorporated herein by reference.

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     (b) The information set forth in the Offer to Exchange under Section 7
("Conditions of this Offer") and Section 18 ("Fees and Expenses") is incorporated herein by reference.

     (c) Not applicable.

Item 8.     Interest in Securities of the Subject Company.

     (a) The information set forth in the Offer to Exchange under Section 12 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

     (b) The information set forth in the Offer to Exchange under Section 12 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

Item 9.     Person/Assets, Retained, Employed, Compensated or Used.

     (a) Not applicable.

Item 10.    Financial Statements.

     (a) The information set forth (i) in the Offer to Exchange under Section 11 ("Information Concerning Cirrus Logic") and Section 19 ("Additional Information"), (ii) on pages 28 through 59 of the Company's Annual Report on Form 10-K for its fiscal year ended March 30, 2002, and (iii) in the Company's Quarterly Report on Form 10-Q for its fiscal quarter ended September 28, 2002,
Item I, is incorporated herein by reference.

     (b) Not applicable.

Item 11.    Additional Information.

     (a) The information set forth in the Offer to Exchange under Section 12 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") and Section 14 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

Item 12.    Exhibits.

          (a)(1)    Offer to Exchange, dated November 20, 2002.

          (a)(2)    Form of Letter of Transmittal.

          (a)(3)    Form of Decline Letter.

          (a)(4)    Form of Notice of Withdrawal.

          (a)(5) Form of Cover Letter from the Senior Vice President, Chief Financial Officer, General Counsel and Secretary of Cirrus Logic.

          (a)(6) Cirrus Logic, Inc. Annual Report on Form 10-K for the fiscal year ended March 30, 2002, is incorporated herein by reference.

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

          (a)(7) Cirrus Logic, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002, is incorporated herein by reference.

          (a)(8) Email to employees of Cirrus Logic, Inc. from the Chief Executive Officer and President of Cirrus Logic.

          (a)(9)    Presentation to employees of Cirrus Logic, Inc.

          (a)(10)   Press Release, dated November 20, 2002.

          (d)(1) Cirrus Logic, Inc. 1996 Stock Plan, as amended and restated through July 25, 2001, is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-67322).

          (d)(2) Amendment to the Cirrus Logic, Inc. 1996 Stock Plan, effective as of November 1, 2002.

          (d)(3) ShareWave, Inc. 1996 Flexible Stock Incentive Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(4) Amendment to the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, effective as of November 1, 2002.

          (d)(5) Stream Machine Company 2001 Stock Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-74804).

          (d)(6) Amendment to the Stream Machine Company 2001 Stock Plan, effective as of November 1, 2002.

          (d)(7) Cirrus Logic, Inc. 2002 Stock Option Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-101119).

          (d)(8) Amendment to the Cirrus Logic, Inc. 2002 Stock Option Plan, effective as of November 1, 2002.

          (d)(9) Form of Cancellation/Regrant Program Notice of Grant of Stock Option.

          (d)(10) Form of Stock Option Agreement under the Cirrus Logic, Inc. 1996 Stock Plan.

          (d)(11) Form of Incentive Stock Option Agreement under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(12) Form of Nonqualified Stock Option Agreement under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(13) Form of Stock Option Agreement under the Stream Machine Company 2001 Stock Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-74804).

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

          (d)(14) Form of Stock Option Agreement under the Cirrus Logic, Inc. 2002 Stock Option Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-101119).

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

                                    SIGNATURE

         After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

                                    CIRRUS LOGIC, INC.

                                    /s/ Stephanie Lucie
                                    --------------------------------------------
                                    Name:   Stephanie Lucie
                                    Title:  Vice President

Date:  November 20, 2002

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                                INDEX OF EXHIBITS

          (a)(1)    Offer to Exchange, dated November 20, 2002.

          (a)(2)    Form of Letter of Transmittal.

          (a)(3)    Form of Decline Letter.

          (a)(4)    Form of Notice of Withdrawal.

          (a)(5) Form of Cover Letter from the Senior Vice President, Chief Financial Officer, General Counsel and Secretary of Cirrus Logic.

          (a)(6) Cirrus Logic, Inc. Annual Report on Form 10-K for the fiscal year ended March 30, 2002, is incorporated herein by reference.

          (a)(7) Cirrus Logic, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended September 28, 2002, is incorporated herein by reference.

          (a)(8) Email to employees of Cirrus Logic, Inc. from the Chief Executive Officer and President of Cirrus Logic.

          (a)(9)    Presentation to employees of Cirrus Logic, Inc.

          (a)(10)   Press Release, dated November 20, 2002.

          (d)(1) Cirrus Logic, Inc. 1996 Stock Plan, as amended and restated through July 25, 2001, is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-67322).

          (d)(2) Amendment to the Cirrus Logic, Inc. 1996 Stock Plan, effective as of November 1, 2002.

          (d)(3) ShareWave, Inc. 1996 Flexible Stock Incentive Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(4) Amendment to the ShareWave, Inc. 1996 Flexible Stock Incentive Plan, effective as of November 1, 2002.

          (d)(5) Stream Machine Company 2001 Stock Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-74804).

          (d)(6) Amendment to the Stream Machine Company 2001 Stock Plan, effective as of November 1, 2002.

          (d)(7) Cirrus Logic, Inc. 2002 Stock Option Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-101119).

          (d)(8) Amendment to the Cirrus Logic, Inc. 2002 Stock Option Plan, effective as of November 1, 2002.

          (d)(9) Form of Cancellation/Regrant Program Notice of Grant of Stock Option.

          (d)(10) Form of Stock Option Agreement under the Cirrus Logic, Inc. 1996 Stock Plan.

          (d)(11) Form of Incentive Stock Option Agreement under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(12) Form of Nonqualified Stock Option Agreement under the ShareWave, Inc. 1996 Flexible Stock Incentive Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-71046).

          (d)(13) Form of Stock Option Agreement under the Stream Machine Company 2001 Stock Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-74804).

          (d)(14) Form of Stock Option Agreement under the Cirrus Logic, Inc. 2002 Stock Option Plan is incorporated herein by reference to the Company's Registration Statement on Form S-8 (Registration Statement No. 333-101119).

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